EXHIBIT 2.1

AMENDMENT NO. 2 TO PURCHASE AND SALE AGREEMENT

            This Amendment No. 2 to Purchase and Sale Agreement (the “Amendment”) is made and entered into as of November 13, 2010 by and between THE DETROIT MEDICAL CENTER, a Michigan nonprofit corporation (“DMC”) and VANGUARD HEALTH SYSTEMS, INC., a Delaware corporation (“Vanguard”).

RECITALS

            A.        DMC, Vanguard and certain Affiliates of each of DMC and Vanguard have entered into that certain Purchase and Sale Agreement dated as of June 10, 2010, as amended by that certain Amendment No. 1 to Purchase and Sale Agreement dated October 29, 2010 (collectively, the “Agreement”) pursuant to which Buyer has agreed to acquire from Seller the Assets, and to assume from Seller the Assumed Liabilities.

            B.         Sections 16.17 and 16.22 of the Agreement grant DMC and Vanguard the authority to amend the Agreement on behalf of the other applicable Parties thereto.

            C.        Seller and Buyer desire to amend the Agreement to address certain matters that have arisen since the Effective Date of the Agreement.

            NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained in this Amendment, and for their mutual reliance, the parties hereto agree as follows:

            1.         Defined Terms.  Except to the extent it is specifically indicated to the contrary in this Amendment, defined terms used in this Amendment shall have the same meanings as in the Agreement.

            Development Agreement: Agreement between the Michigan Strategic Fund, ("MSF"), a Michigan public body corporate and politic, DMC, and VHS of Michigan, memorializing MSF’s approval of the Midtown Hospital Campus Subzone designation as a Renaissance subzone and the mutual covenants between the parties therein.

            2.         Non-Competition.  Schedule 11.2 is hereby deleted in its entirety, and Section 11.2(b)(i) of the Agreement is hereby deleted in its entirety and shall read in its entirety as follows:

                        “(i)  Seller, or any successor to Seller, shall be permitted at any time and from time to time to make grants and contributions to fund any health care related activity;”

            3.         Change of Corporate Names.  Section 11.3 of the Agreement is hereby deleted in its entirety and shall read in its entirety as follows:

                        “11.3  Change of Corporate Names.  Promptly after Closing, Seller shall change its corporate and other legal entity names to names not including “DMC,” “The Detroit Medical Center,” the commonly known names of any of the Hospitals or any of the Hospital Businesses, or any variation of the foregoing; provided that DMC may change its name to “The Detroit Medical Center Foundation,” “DMC Foundation” or another name substantially similar thereto.  Buyer understands and acknowledges that a tax-exempt organization that is not an Affiliate of Seller currently uses the name “Children’s Hospital of Michigan Foundation” and will continue to use such name after Closing.  Buyer further understands and acknowledges that to facilitate the seamless transfer of charitable donations intended for pre-Closing Seller hospitals to DMC, shell charitable corporations will continue to exist in name only; provided, however, to the extent any shell charitable corporation’s use of a name would prohibit Buyer’s use of a name which is among the Assets, the shell charitable corporation will be required to change its name promptly after Buyer provides written notice to Seller thereof.”

            4.         Renaissance Subzone.  A new Section 11.5 of the Agreement is hereby added to the Agreement as follows:

                        “11.5  Renaissance Subzone.  Concurrent with the Closing, DMC shall provide a notice to the parties to the Development Agreement, with a copy to the Attorney General, which notice sets forth the address where DMC shall thereafter receive notices from the other parties to the Development Agreement.”

            5.         Renaissance Subzone.  A new Section 12.19 of the Agreement is hereby added to the Agreement as follows:

                        “12.19  Renaissance Subzone.  During the term of the Development Agreement, VHS of Michigan shall provide DMC with copies of any reports which VHS of Michigan provides to the applicable Governmental Authorities under section 4 of the Development Agreement.  Until such time as the information reported is publicly available, DMC shall keep the contents of such reports confidential, in accordance with the terms of a confidentiality agreement between DMC and Buyer on terms reasonably acceptable to each of DMC and Buyer.  Buyer shall not be required to provide DMC such reports unless and until such confidentiality agreement is fully executed by DMC and Buyer.  To the extent VHS of Michigan provides any legal notice under the Development Agreement to the Michigan Strategic Fund, VHS of Michigan shall provide DMC a copy of any such notice.  Concurrent with the Closing, DMC shall provide a notice to the parties to the Development Agreement, with a copy to the Attorney

General, which notice sets forth the address where DMC shall thereafter receive notices from the other parties to the Development Agreement.”

            6.         Indigent and Low Income Care.  Section 12.2 of the Agreement is hereby deleted in its entirety and shall read in its entirety as follows:

                        “12.2  Indigent and Low Income Care.  Buyer acknowledges that the Hospitals have historically provided significant levels of care for indigent and low-income patients and have also provided care through a variety of community-based health programs.  For at least ten years after the Closing, Buyer will adhere to the more charitable and benevolent of: (a) Seller’s historic charity care policy, a copy of which is attached as Schedule 12.2; or (b) Vanguard’s corporate-wide charity care policy in place on June 10, 2010, Reference No.11-0801 as revised January 23, 2009, titled “Charity Care Financial Assistance, and Billing & Collection Policies for Uninsured Patients”, a copy of which is attached as Schedule 12.2-a, as such corporate-wide charity care policy may be amended from time to time.  Upon request of Seller at any time during the 180 day period prior to the tenth anniversary of the Closing Date, Buyer and Seller shall negotiate in good faith prior to the tenth anniversary of the Closing Date to determine whether Buyer should extend its commitment to provide charity care at the Hospitals as set forth above in Section 12.2(a) or 12.2(b), it being understood that such negotiations shall be limited in scope to the extension of the provision of charity care policy at the Hospitals as set forth above in Section 12.2(a) or 12.2(b) after the tenth anniversary of the Closing Date.  During such time as this Section 12.2 is in effect, Buyer shall prominently publish on its website and prominently publicize at the Hospitals: (i) the availability of financial assistance to uninsured and underinsured patients on terms at least as generous as the applicable charity care policy, (ii) the availability of assistance in applying for Medicaid coverage, (iii) the availability of access to a patient-care ombudsman, a patient-care hotline, and other measures to facilitate resolution of billing and treatment issues, (iv) the patients’ rights and all current publicly available survey results in accordance with state and federal regulations and (v) its debt-collection policy, which shall comport with all federal and state collection practices laws.”

            7.         Annual Reporting Requirements.  Section 12.17 of the Agreement is hereby deleted in its entirety and shall read in its entirety as follows:

                        “12.17  Annual Reporting Requirements.

                                    (a)        For at least the first six years from and after the Closing Date, on or before 60 days after each anniversary of the Closing Date, Buyer shall prepare and deliver to DMC a written report that describes in reasonable detail and demonstrates Buyer’s performance under and compliance with the covenants of Buyer set forth in section 12.4.  Such report will be reviewed pursuant to the agreed upon procedures set forth in Schedule 12.17 by an independent certified public accounting firm that is mutually acceptable to Seller and Buyer; provided, however, that such independent certified public accounting firm will only review Buyer’s compliance with Section 12.4. Seller (and its agents and others acting on behalf of Seller) and such independent certified public accounting firm shall have access to the books and records of Buyer and Vanguard for purposes of verifying the information contained in the annual report submitted by Vanguard.

                                    (b)        For at least the first ten years from and after the Closing Date, on or before 60 days after each anniversary of the Closing Date, Buyer shall prepare and deliver to DMC a written report that describes in reasonable detail and demonstrates Buyer’s performance under and compliance with the covenants of Buyer contained in Sections 12.2, 12.3, 12.5, 12.7 12.8, 12.9, 12.10, 12.11, 12.12, 12.13, 12.14, 12.15 and 12.16, to the extent any such covenants continue in effect during such ten year period.

                                    (c)        During the first ten years from and after the Closing Date, Buyer shall make available to DMC those certain reports described on Schedule 12.17(c), and provide copies thereof upon DMC’s request.  Until such time as the information reported is publicly available, DMC shall keep the contents of such reports confidential, in accordance with the terms of a confidentiality agreement between DMC and Buyer on terms reasonably acceptable to each of DMC and Buyer.  Buyer shall not be required to provide DMC such reports unless and until such confidentiality agreement is fully executed by DMC and Buyer.

                                    (d)        Within 30 days after the delivery of each annual report contemplated by Sections 12.17(a) and 12.17(b) above, Vanguard shall make a presentation to the board of trustees of DMC regarding such annual reports and Vanguard’s plan for and position in the Detroit, Michigan market.

            8.         Third Party Beneficiary.  The following sentences are hereby added to the end of Section 16.11 of the Agreement:

                        “Notwithstanding any provision to the contrary contained in this Agreement, the Attorney General shall be a third party beneficiary of, and shall have the right to enforce, the provisions contained in Sections 11.5 (Renaissance Zone), 12.2 (Indigent and Low Income Care), 12.3 (Commitments to Maintain the Hospitals and Provide Core Services), 12.4 (Capital Expenditures), 12.5 (Warrants), 12.7 (No Sale of Hospitals), 12.14 (Detroit Based Systems), 12.15 (National Support Centers), 12.17 (Annual Reporting Requirements), 16.11 (Third Party Beneficiary) and 16.17 (Entire

Agreement; Amendment) of this Agreement (collectively, the “AG Enforceable Agreements”), in each case in accordance with the terms and conditions of this Agreement.  In the event Buyer or Vanguard, as applicable, fails to abide by the terms and conditions of Sections 12.2, 12.3, 12.4, 12.7, 12.14, 12.15 or 12.17 of this Agreement, Buyer or Vanguard defaults on its capital expenditure commitment, or any Party to this Agreement fails to abide by the terms and conditions of Section 16.17, the Attorney General shall be entitled to pursue all available remedies as a third-party beneficiary under generally-applicable law, except that, notwithstanding any provision to the contrary contained in this agreement, any action brought by the Attorney General to enforce any of the AG Enforceable Provisions must allege in good faith either: 1) that the DMC Board of Trustees, in determining not to pursue enforcement remedies for breach of any of the AG Enforceable Provisions, has violated its applicable fiduciary obligations; or 2) that Buyer or Vanguard has violated in any material respect one of the AG Enforceable Provisions and DMC has failed to pursue curative action within a reasonable period of time after the violation was, or should have been, identified by DMC.  Nothing in the preceding sentence shall limit the right or ability of the Attorney General's Office to exercise its authority under Michigan law and the Parties shall not take a position that the Attorney General’s authority is so limited."

            9.         Entire Agreement; Amendment.  The following sentences are hereby added to the end of Section 16.17 of the Agreement:

                        “Notwithstanding any provision to the contrary contained in this Agreement, in no event shall the terms of (a) this Agreement be amended in any material manner on or prior to the Closing without obtaining the prior written consent of the Attorney General, which shall not be unreasonably withheld and (b) Sections 12.2, 12.3, 12.4, 12.5, 12.7, 12.14, 12.15, 12.17, 16.11 or 16.17 of this Agreement be amended in any material manner after the Closing without obtaining the prior written consent of the Attorney General, which shall not be unreasonably withheld.

                        In no event shall the immediately preceding sentence prohibit Seller, Buyer or Vanguard from waiving the performance of the terms of this Agreement by any other Party hereto, except as may otherwise be specifically set forth in a written agreement among Seller, Buyer, Vanguard and the Attorney General.

                        Any amendment requiring the prior written consent of the Attorney General will be provided to the Attorney General not less than 48 hours prior to execution by the Parties (or such shorter period as is acceptable to the Attorney General in his sole discretion), and a complete, current version of the Purchase and Sale Agreement will be provided to the Attorney General not less than 48 hours prior to Closing.”

            10.       Effect on Agreement; General Provisions.  Except as set forth in this Amendment, the terms and provisions of the Agreement are hereby ratified and declared to be in full force and effect.  This Amendment shall become effective upon its execution, which may occur in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Captions and paragraph headings are used herein for convenience only, are not a part of this Amendment or the Agreement as amended by this Amendment and shall not be used in construing either document.  Other than the reference to the Agreement contained in the first recital of this Amendment, each reference to the Agreement and any agreement contemplated thereby or executed in connection therewith, whether or not accompanied by reference to this Amendment, shall be deemed a reference to the Agreement as amended by this Amendment.

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         IN WITNESS THEREOF, DMC and Vanguard have caused this Amendment to be executed in multiple originals by their duly authorized officers as of the date set forth above.

DMC:                                                              VANGUARD:

THE DETROIT MEDICAL CENTER        VANGUARD HEALTH SYSTEMS, INC.

By:  /s/ Stephen R. D’Arcy                               By:  /s/ Keith B. Pitts
             Stephen R. D’Arcy,                                          Keith B. Pitts
            Chair of the Board of Trustees                          Vice Chairman

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